Exhibit 99.1
For Release 7:00 AM Eastern Time, Tuesday, November 7, 2006
CUMULUS MEDIA INC.
Cumulus Reports Third Quarter 2006 Results
ATLANTA, GA, November 7, 2006 — Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and nine months ended September 30, 2006.
Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
As Reported:	2006	2005	Change	2006	2005	Change
Net revenues	$83,951	$85,326	(1.6)%	$246,562	$244,889	0.7%
Station operating expenses (1)	51,877	52,891	(1.9)%	160,608	158,124	1.6%
Station operating income (2)	32,074	32,435	(1.1)%	85,954	86,765	(0.9)%
Station operating income margin (3)	38.2%	38.0%		34.9%	35.4%
Adjusted EBITDA (4)	28,693	28,820	(0.4)%	73,874	75,556	(2.2)%

Income per common share:
Basic income per common share	$.03	$.14		$.13	$.07
Diluted income per common share	$.03	$.13		$.12	$.07

Free cash flow (5)	$13,832	$21,551	(35.8)%	$42,549	$53,237	(20.1)%

Pro Forma
Net revenues	$83,951	$82,835	1.3%	$246,562	$240,892	2.4%
Station operating income (2)	32,074	32,352	(0.9)%	85,954	86,753	(0.9)%
Station operating income margin (3)	38.2%	39.1%		34.9%	36.0%
Adjusted EBITDA (4)	28,693	28,738	(0.2)%	73,874	75,544	(2.2)%

(1)	Nine months ended September 30, 2005 excludes $13,571 of KATZ non-cash contract termination costs.

(2)	Station operating income consists of operating income before non-cash contract termination costs, gain on assets transferred to affiliate, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring credits and impairment charges. Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the attached table for a reconciliation of station operating income to the most directly comparable GAAP financial measure.

(3)	Station operating income margin is defined as station operating income as a percentage of net revenues.

(4)	Adjusted EBITDA is defined as operating income before impairment charges, non-cash contract termination costs, depreciation and amortization, LMA fees, non-cash stock compensation and restructuring credits. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

(5)	Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.

Results of Operations
Three Months Ended September 30, 2006 Compared to the Three Months Ended September 30, 2005
Net revenues for the third quarter decreased slightly from $85.3 million in 2005 to $84.0 million in 2006, a 1.6% decrease. This decrease was primarily the result of the contribution of the Company’s Houston and Kansas City stations to its affiliate, Cumulus Media Partners, LLC (“CMP”) on May 3, 2006, and the resulting loss of the revenue streams from those stations, offset by $1.0 million in management fees from CMP and organic growth over the Company’s existing station platform.
Station operating expenses decreased from $52.9 million to $51.9 million, a decrease of 1.9% from the third quarter of 2005. This decrease was attributable to the contribution of the Company’s Houston and Kansas City stations to CMP (relieving the Company of the expenses associated with operating those stations), partially offset by general expense increases across the Company’s station platform.
Station operating income (defined as operating income before non-cash contract termination costs, gain on assets transferred to affiliate, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring credits and impairment charges) decreased from $32.4 million to $32.1 million, a decrease of 1.1% from the third quarter of 2005, for the reasons discussed above.
On a pro forma basis, which excludes the July-September 2005 results of the stations contributed to CMP, net revenues for the three months ended September 30, 2006 increased $1.2 million to $84.0 million, an increase of 1.3% from the same period in 2005, due to organic growth across the station platform. Pro forma station operating income was down slightly at 0.9% from the same period in 2005.
Corporate expenses for the three months ended September 30, 2006 have decreased over the comparative period in 2005 primarily due to reduced professional fees partially offset by increased personnel costs associated with the management of CMP.
Non-cash stock compensation expense increased to $3.7 million for the three months ended September 30, 2006, as compared with $0.8 million non-cash stock compensation expense in the prior three month period. This increase is due to the effect of adopting SFAS No. 123(R) effective January 1, 2006, as required under GAAP.
Interest expense, net of interest income, increased by $8.7 million, or 158.2% to $14.2 million for the three months ended September 30, 2006 as compared with $5.5 million in the prior year’s period. The increase in interest expense is primarily due to higher effective interest rates on the portion of debt subject to variable rates. There was also an increase in the average level of borrowing over the prior year.
Income tax expense decreased $3.3 million to $3.7 million compared to $7.0 million during the third quarter of 2005. This decrease is primarily due to recording a benefit of approximately $2.5 million relating to the overall reduction of the Company’s effective state tax rate. Tax expense incurred during both periods, which is comprised primarily of deferred tax expense, was recorded to establish valuation allowances against net operating loss carry-forwards generated during the periods. Commencing January 1, 2006, the Company is using the annual effective rate method in determining its quarterly income tax expense; previously it utilized the discrete method.
Basic income per common share was $0.03 for the three months ended September 30, 2006 as compared with a basic income per common share of $0.14 during the prior year. Diluted income per common share was $0.03 for the three months ended September 30, 2006 as compared with diluted income per common share of $0.13 in the prior year.
Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005
Net revenues for the nine months ended September 30, 2006 increased $1.7 million to $246.6 million, a 0.7% increase from the same period in 2005, primarily as a result of organic growth over the Company’s existing station platform and $1.6 million in management fees from CMP partially offset by the contribution of the Company’s Houston and Kansas City stations to CMP on May 3, 2006.
Station operating expenses increased $2.5 million to $160.6 million, an increase of 1.6% over the same period in 2005. Excluding the $13.6 million non-cash contract termination charge included in 2005, this increase is attributable to general expense increases across the Company’s station platform offset by the contribution of the Company’s Houston and Kansas City stations to CMP.
Station operating income (defined as operating income before non-cash contract termination costs, gain on assets transferred to affiliate, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring credits and impairment charges) decreased $0.8 million to $86.0 million, a decrease of 0.9% from the same period in 2005, for the reasons discussed above.

On a pro forma basis, which excludes the results of the stations contributed to CMP, for the period May through September, 2005, net revenues for the nine months ended September 30, 2006 increased $5.7 million to $246.6 million, an increase of 2.4% from the same period in 2005, due to organic growth across the station platform. Pro forma station operating income decreased 0.9% from the same period in 2005.
Corporate expenses for the nine months ended September 30, 2006 have increased over the comparative period in 2005 due primarily to increased personnel costs associated with the management of CMP.
Non-cash stock compensation expense increased to $10.8 million for the nine months ended September 30, 2006, as compared with $2.4 million non-cash stock compensation expense in the prior year. This increase is primarily due to the effect of adopting SFAS No. 123(R) effective January 1, 2006, as required under GAAP.
Interest expense, net of interest income increased by $13.2 million or 79.6% to $29.7 million for the nine months ended September 30, 2006 as compared to $16.5 million in the prior period. This increase was primarily due to a higher average cost of bank debt and increased levels of bank debt outstanding during the current year, principally the result of the stock repurchase program, offset by benefit attributable to the Company’s interest rate swap arrangement.
Income tax expense decreased $11.5 million to $9.0 million during the nine months ended September 30, 2006, as compared with $20.5 million during the prior year. This decrease includes a benefit of approximately $3.2 million relating to the overall reduction of the Company’s effective state tax rate. Tax expense in the current and prior year is comprised primarily of deferred tax expense and relates to the establishment of valuation allowances against net operating loss carry-forwards generated during the periods.
Basic income per common share was $0.13 for the nine months ended September 30, 2006 as compared with a basic income per common share of $0.07 during the prior year. Diluted income per common share was $0.12 for the nine months ended September 30, 2006 as compared with diluted income per common share of $0.07 in the prior year.
Share Repurchase Program
From time to time the Company repurchases shares on the open market. During the third quarter the Company purchased 749,500 shares of Class A Common Stock at an average price of $9.25, or approximately $6.9 million.
Cumulus Media Partners
For the three and nine months ended September 30, 2006, the Company recorded approximately $1.0 million and $3.5 million, respectively, as equity in losses of affiliate.
For the three and nine months ended September 30, 2006, the Company recorded as net revenues approximately $1.0 million and $1.6 million in management fees from CMP.
Leverage and Financial Position
Capital expenditures for the three and nine months ended September 30, 2006 totaled $2.2 million and $8.2 million, respectively. Capital expenditures during the quarter were comprised of $2.0 million of expenditures related to the consolidation of or purchase of studio facilities and tower structures and $.2 million of maintenance capital expenditures. For the full year of 2006, the Company expects capital expenditures to total $8.5 million.
Net leverage was 7.80 times at September 30, 2006.

Outlook
The following statements and data are based on current expectations. These statements are forward looking and actual results may differ materially.
The following table summarizes selected projected financial data for the fourth quarter of 2006 (dollars in thousands):

Estimated
Q4 2006
Depreciation and amortization	$4,300
LMA fees	40
Non-cash stock compensation	3,700
Interest expense	14,500
Interest income	200
Equity loss (CMP)	(2,000)
Effective Tax Rate	79.0%
As of October 31, 2006, there are 42,729,857 outstanding shares of common stock.
Non-GAAP Financial Measures
Cumulus Media Inc. utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, adjusted EBITDA and free cash flow. Station operating income consists of operating income before non-cash contract termination costs, gain on assets transferred to affiliate, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring credits and impairment charges. Adjusted EBITDA is defined as operating income before impairment charges, non-cash contract termination costs, depreciation and amortization, LMA fees, non-cash stock compensation and restructuring credits. Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures.
Station Operating Income
Station operating income isolates the amount of income generated solely by the Company’s stations and assists management in evaluating the earnings potential of the Company’s station portfolio. In deriving this measure, management excludes non-cash contract termination costs as the charge will never represent a cash obligation to the Company’s station operations. Management excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate the stations and the relatively insignificant amount of intangible assets subject to amortization. Management excludes LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of the Company’s stations exclusive of the corporate resources employed. Management believes this is important to its investors because it highlights the gross margin generated by its station portfolio. Finally, management excludes non-cash stock compensation, restructuring credits and impairment charges from the measure as they do not represent cash payments related to the operation of the stations.
Management believes that station operating income is the most frequently used financial measure in determining the market value of a radio station or group of stations. Management has observed that station operating income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions the Company has completed since its inception, it has used station operating income as the primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, management believes, and its experience indicates, that investors consider the measure to be extremely useful in order to determine the value of its portfolio of stations. Management believes that station operating income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators. Finally, station operating income is the primary measure that management uses to evaluate the performance and results of its stations. Management uses the measure to assess the performance of the Company’s station managers and the Company’s Board of Directors uses it to determine the relative performance of the Company’s executive management. As a result, in disclosing station operating income, the Company is providing its investors with an analysis of its performance that is consistent with that which will be utilized by its management and its Board.
Station operating income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, station operating income is not intended to be a measure of free cash flow available for dividends, reinvestment in the Company’s business or other management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station operating income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. Management compensates for the limitations of using station operating income by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business than GAAP results alone. Station operating income has its limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses. Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.
In deriving this measure, management excludes non-cash contract termination costs as the charge will never represent a cash obligation to the Company. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and generally temporary nature of such fees. Finally, management excludes non-cash stock compensation, restructuring credits and impairment charges from the measure as they do not represent cash payments related to the operation of the stations.
Management believes that adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Free Cash Flow
Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after funding station and corporate expenses, capital expenditures and payment of LMA fees and debt service.
Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
As station operating income, adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
Certain statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are “forward-looking” statements, which are statements that relate to Cumulus Media Inc.’s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2005.

Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Giving effect to the completion of all pending acquisitions and divestitures, Cumulus Media, directly and through its investment in Cumulus Media Partners, owns or operates 345 radio stations in 67 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ National Market under the symbol CMLS.
Cumulus Media Inc. will host a teleconference later today at 11:00 AM Eastern Standard Time to discuss third quarter results. To access this teleconference live, please visit the Company’s web site at www.cumulus.com or dial (800) 811-8824 for both domestic and international callers. Immediately after completion of the call, a replay can be accessed until 11:59 PM Eastern Standard Time November 22, 2006. Domestic and international callers can access the replay by dialing (888) 203-1112, pass code 2005424.
For further information, please contact:
Marty Gausvik                    (404) 949-0700

CUMULUS MEDIA INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Net revenues	$83,951	$85,326	$246,562	$244,889

Operating expenses:
Station operating expenses, excluding depreciation, amortization and LMA fees (including non-cash termination costs of $0 in 2006 and $0 for the three and $13,571 for the nine months in 2005)	51,877	52,891	160,608	171,695
Depreciation and amortization	4,236	5,464	13,562	16,277
Gain on assets transferred to affiliate	—	—	(2,548)	—
LMA fees	400	174	797	720
Corporate general and administrative (including non- cash stock compensation expense of $3,696, $774, $10,765 and $2,442, respectively)	7,077	4,389	22,845	13,651
Restructuring credits	—	—	—	(215)

Total operating expenses	63,590	62,918	195,264	202,128

Operating income	20,361	22,408	51,298	42,761

Nonoperating income (expense):
Interest expense	(14,477)	(5,678)	(30,206)	(17,474)
Interest income	239	163	542	957
Losses on early extinguishment of debt	—	(1,192)	(2,284)	(1,192)
Other income (expense), net	(117)	451	45	429

Total nonoperating expense, net	(14,355)	(6,256)	(31,903)	(17,280)

Income before income taxes	6,006	16,152	19,395	25,481

Income tax expense	(3,696)	(7,020)	(9,046)	(20,500)
Equity in losses of affiliate	(1,041)	—	(3,528)	—

Net income (loss)	$1,269	$9,132	$6,821	$4,981

Basic and diluted income per common share:
Basic income per common share	$0.03	$0.14	$0.13	$0.07

Diluted income per common share	$0.03	$0.13	$0.12	$0.07

Weighted average basic common shares outstanding	42,623	66,228	53,655	68,137

Weighted average diluted common shares outstanding	43,721	67,683	54,975	69,704

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
The following tables reconcile operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA and station operating income (dollars in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Operating income	$20,361	$22,408	$51,298	$42,761
Gain on assets transferred to affiliate	—	—	(2,548)	—
LMA fees	400	174	797	720
Depreciation and amortization	4,236	5,464	13,562	16,277
Non-cash expenses, including stock compensation, restructuring and contract termination costs	3,696	774	10,765	15,798

Adjusted EBITDA	28,693	28,820	73,874	75,556
Other corporate general and administrative	3,381	3,615	12,080	11,209

Station operating income	$32,074	$32,435	$85,954	$86,765

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Operating income	$20,361	$22,408	$51,298	$42,761
Add:
Non-cash expenses, including stock compensation, restructuring and contract termination costs	3,696	774	10,765	15,798
Depreciation and amortization	4,236	5,464	13,562	16,277
Less:
Gain on assets transferred to affiliate	—	—	(2,548)	—
Interest expense, net of interest income	(14,238)	(5,515)	(29,664)	(16,517)
Maintenance capital expenditures	(223)	(1,580)	(864)	(5,082)

Free cash flow	$13,832	$21,551	$42,549	$53,237

No cash was paid for income taxes during the three and nine months ended September 30, 2006 or 2005.

CAPITALIZATION
(dollars in thousands)

September
30, 2006
Actual
Cash and cash equivalents	$6,694
Long-term debt, including current maturities:
Bank Debt	767,875
Total Stockholders’ equity	380,971

Total capitalization	$1,155,540

Ratio	1.52

Net Debt to TTM Pro Forma Adjusted EBITDA Ratio:

Funded debt as of September 30, 2006	$767,875
Plus: Net cash proceeds from acquisitions and dispositions	—
Less: Cash balance as of September 30, 2006	(6,694)

Net Debt as of September 30, 2006	761,181

Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA	97,614

(excludes non-cash stock compensation of $11,444)

Ratio	7.80